L-3 Communications Announces Addition to Board of Directors

NEW YORK--(BUSINESS WIRE)--Oct. 12, 2005--L-3 Communications (NYSE: LLL - News) announced today that Peter Cohen has been elected to the L-3 Communications Board of Directors. Following this addition, L-3 Communications' Board of Directors will now consist of nine members.

In 1994, Mr. Cohen founded Ramius Capital Group, LLC, an investment advisory firm with over $7.5 billion of assets under management. He is currently a Managing Member of the firm and senior member of the firm's Executive Committee.

Mr. Cohen has extensive experience in the private sector, serving as the COO of Shearson Lehman Brothers in 1981, its President in 1984 and its Chairman and CEO in 1984. In 1991, he formed Republic New York Securities and Republic Asset Management for Republic National Bank of New York, while simultaneously creating Ramius Capital Group.

"We welcome Mr. Cohen to the L-3 Communications Board," said Frank C. Lanza, chairman and chief executive officer of L-3 Communications. "As L-3 continues to expand its reach into new markets, Mr. Cohen's extensive management and financial background will make him a strong addition to our team. We look forward to benefiting from his expertise and experience in the future."

Presently, Mr. Cohen is a Director of The Mount Sinai-NYU Medical Center & Health System, as well as the Scientific Games Corporation. Over his career, he has served on a number of corporate, industry and philanthropic boards including The New York Stock Exchange, The Federal Reserve International Capital Market Advisory Committee, The Depository Trust Company, The Ohio State University Foundation, The New York City Opera, The American Express Company, GRC International, Olivetti SpA, Societe Generale de Belgique, Telecom Italia SpA, Presidential Life Corporation, The Titan Corporation and Kroll, Inc.

Mr. Cohen holds a Bachelor of Science degree from Ohio State University and an MBA from Columbia University.

Headquartered in New York City, L-3 Communications is a leading provider of Intelligence, Surveillance and Reconnaissance (ISR) systems, secure communications systems, aircraft modernization, training, and government services. The company is a leading merchant supplier of a broad array of high technology products, including guidance and navigation, sensors, scanners, fuzes, data links, propulsion systems, simulators, avionics, electro optics, satellite communications, electrical power equipment, encryption, signal intelligence, antennas and microwave components. L-3 also supports a variety of Homeland Security initiatives with products and services. Its customers include the Department of Defense, Department of Homeland Security, selected U.S. Government intelligence agencies and aerospace prime contractors.

To learn more about L-3 Communications, please visit the company's web site at www.L-3Com.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company's Safe Harbor Compliance Statement for Forward-looking Statements included in the company's recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

Contact:

L-3 Communications Cynthia Swain, 212-697-1111 or Financial Dynamics Investors: Eric Boyriven, Olivia Pirovano Media: Evan Goet 212-850-5600